CONSENT OF COUNSEL

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statements of Additional Information for each portfolio of AIM Counselor Series Trust (Invesco Counselor Series Trust) (the “Trust”) included in Post-Effective Amendment No. 115 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-36074), and Amendment No. 116 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09913), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

May 23, 2019